INDEPENDENT AUDITORS' CONSENT
  We consent to the reference to our firm under the caption "Independent Auditors" and to the use of our report dated April 16, 1997, in the Registration Statement and related Prospectus of The Municipal Bond Trust, Series 224 and The Municipal Bond Trust, California Insured Series 7A.
  /s/ ERNST & YOUNG LLP
  New York, New York
  April 23, 1997